Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of November 3, 2016 (the “Effective Date”), by and between Vintage Stock, Inc., a Missouri corporation (the “Company”), and Rodney Spriggs (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to ensure the Company of the services of the Executive, to provide for compensation and other benefits to be paid and provided by the Company to the Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith; and

WHEREAS, certain capitalized terms used herein are defined in Section 9 of this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Employment Position, Duties, and Place.

(a)               During the Term, the Executive shall serve as the “President and Chief Executive Officer” of the Company and shall devote substantially all of his business time and best reasonable efforts to his employment and perform diligently such duties as are customarily performed by comparable presidents and chief executive officers of companies that are the size and structure of the Company, together with such other duties as may be reasonably assigned from time to time by the Board of the Directors of the Company (the “Board”) or the President/Chief Executive Officer of Holdings, which duties shall be consistent with the Executive’s position as set forth above. The Executive shall report directly to the Board and the President/Chief Executive Officer of Holdings. The Executive shall, if requested by the President/Chief Executive Officer of Holdings, also serve as a member of the Board for no additional compensation.

(b)               During the Term, the Executive shall not, directly or indirectly, without the prior written consent of Holdings, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other Person, whether for compensation or otherwise; provided, however, that, so long as it does not interfere with the Executive’s full-time employment hereunder, and so long as the Executive provides prior written notice thereof to Holdings, the Executive may attend to passive outside investments and serve as a director, trustee, or officer of, or otherwise participate in any similar capacity in educational, welfare, social, religious, civic, or trade organizations or in Ozark LED, LLC, RKS Development, LLC, RKS Development II, LLC, RKS Development III, LLC, or RKS Development IV, LLC.

(c)               The principal place of the Executive’s employment shall be the Company’s principal executive office, currently located at 202 E. 32nd Street, Joplin, Missouri 64804; provided that, the Executive may be required to travel on Company business during the Term.

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2.                  Term. The term of employment covered by this Agreement shall begin on the Effective Date and shall continue until the fifth anniversary of the Effective Date, unless terminated earlier pursuant to Section 5; provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless, at least 90 days’ prior to the applicable Renewal Date, either party provides written notice of his or its intention not to extend the term of this Agreement. The period during which the Executive is employed by the Company hereunder is referred to as the “Term.”

3.                  Compensation.

(a)               Annual Base Salary. The Company shall pay the Executive an annual rate of base salary of $270,000.00 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed annually by the Board and the President/Chief Executive Officer of Holdings and may be increased (but not decreased) as determined by the Board and the President/Chief Executive Officer of Holdings. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

(b)               Bonus. For each complete fiscal year during the Term, commencing with the fiscal year commencing on October 1, 2016 and ending on September 30, 2017, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) based upon the achievement of annual Company performance goals established by the Board and the President/Chief Executive Officer of Holdings. The Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted. For the fiscal year commencing on October 1, 2016 and ending on September 30, 2017, the Annual Bonus shall be determined in accordance with the bonus plan set forth on Schedule I hereto. The Annual Bonus, if any, will be paid within two-and-a-half (2 1/2) months after the end of the applicable fiscal year.

(c)               Stock Options. In connection with the Executive entering into this Agreement and performing the duties hereunder, on the Effective Date, the Parent will grant the Executive stock options to purchase 100,000 shares of common stock of the Parent for the exercise price set forth in the Stock Option Agreement (defined below), which shall vest over a five-year period. All other terms and conditions of such stock options shall be governed by the terms and conditions of the stock option agreement to be entered into between the Executive and the Parent, substantially in the form attached hereto as Exhibit A (the “Stock Option Agreement”).

4.                  Benefits; Vacation; Paid Time-Off; Business Expenses.

(a)               Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

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(b)               Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(c)               Vacation; Paid Time-Off. During the Term, the Executive shall be entitled to thirty-one days of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers, as such policies may exist from time to time.

(d)               Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.                  Termination.

(a)               General. The Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

(b)               Expiration of the Term; Termination for Cause; Termination Without Good Reason. The Executive’s employment hereunder may be terminated (i) upon the then-applicable Renewal Date if either party provided written notice not to extend the term of this Agreement in accordance with the provisions of Section 2, (ii) by the Company for Cause, or (iii) by the Executive without Good Reason. If the Executive’s employment terminates for any of such reasons, the Executive shall be entitled to receive the following (collectively, the “Accrued Amounts”):

(i)                 any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures, unless a different date shall be required by relevant law;

(ii)              any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii)            reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

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(iv)             such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by a majority of the Board (after reasonable written notice is provided the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in the definition of “Cause” in Section 9. Except for a failure, breach, or refusal that, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

In addition to the Accrued Amounts, if the Executive’s employment hereunder is terminated upon the then-applicable Renewal Date in accordance with the provisions of Section 2, the Executive shall be entitled to receive a payment equal to the product of (A) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

(c)               Termination Without Cause or for Good Reason. The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Sections 6 and 7 and his execution of a release of claims in favor of the Company, its Affiliates, and their respective officers and directors in a form provided by the Company and reasonably acceptable to the Executive, such approval not to be unreasonably withheld or delayed (the “Release”) and such Release becoming effective within 45 days following the Termination Date (such 45-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(i)                 continued Base Salary for one year following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within 45 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year of the Company and ends in a subsequent taxable year, payments shall not begin until the beginning of that subsequent taxable year; provided, further, that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date as if no delay had been imposed;

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(ii)              a payment equal to the product of (A) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs;

(iii)            if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) the eighteen-month anniversary of the Termination Date; (B) the date on which the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5(c)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5(c)(iii) in a manner as is necessary to comply with the ACA; and

(iv)             the treatment of any outstanding stock options shall be determined in accordance with the terms of the Stock Option Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company and Holdings of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 65 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(d)               Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)                 the Accrued Amounts, payable:

(1)               with respect to accrued but unpaid Base Salary and accrued but unused vacation, on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures, unless a different date shall be required by relevant law;

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(2)               with respect to earned but unpaid Annual Bonus amounts with respect to any completed fiscal year immediately preceding the Termination Date, on the date which the same shall be paid on the otherwise applicable payment date;

(3)               with respect to reimbursement for unreimbursed business expenses properly incurred by the Executive, in accordance with the Company’s expense reimbursement policy;

(4)               with respect to such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date, in accordance with the Company’s employee benefit plans; and

(ii)              a lump sum payment equal to the Pro-Rata Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner that is consistent with federal and state law.

(e)               Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination pursuant to Section 5(d) on account of the Executive’s death or expiration of the Term) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 18. The Notice of Termination shall specify:

(i)                 the termination provision of this Agreement relied upon;

(ii)              to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii)            the applicable Termination Date.

(f)                Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its Affiliates, as well as any other employment or consultancy relationships with the Company or any of its Affiliates.

(g)               Exit Obligations. Upon the termination of the Executive’s employment, the Executive (or, in the event of the Executive’s death, the personal representative of his estate) shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including, without limitation, those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s (or his estate’s) possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s (or his estate’s) possession or control.

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(h)               Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason (except in the event of the Executive’s death), to the extent reasonably requested by the Board or the President/Chief Executive Officer of Holdings, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

6.               Confidential Information.

(a)               Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the industry in which it conducts its business. The Executive understands and acknowledges that, as a result of these efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(b)               Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not, directly or indirectly, to disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior approval of the Board or the President/Chief Executive Officer of Holdings in each instance (and, then, such disclosure shall be made only within the limits and to the extent of such duties or approval); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior approval of the Board or the President/Chief Executive Officer of Holdings in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or approval). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to Holdings.

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(c)               Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i)                 The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)             is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)              is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)              If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)             files any document containing trade secrets under seal; and

(B)              does not disclose trade secrets, except pursuant to court order.

(d)               Duration. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.                  Restrictive Covenants.

(a)               Acknowledgement. The Executive acknowledges and agrees that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive acknowledges and agrees that the services he provides to the Company are unique, special, or extraordinary, that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges and agrees that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further acknowledges that (i) the amount of his compensation reflects, in part, his obligations and the Company’s rights under Sections 6 and 7; (ii) he has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 6 and 7 or the Company’s enforcement thereof.

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(b)               Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Restriction Period, and because of the transactions contemplated by that certain Stock Purchase Agreement by and among the Company, Holdings, and the various sellers signatory thereto, dated as of November 3, 2016, the Executive agrees and covenants not to engage in Restricted Activity within the Restricted Area. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)               Non-Solicitation of Employees. The Executive agrees and covenants that he will not, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Restriction Period.

(d)               Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience and relationship with the Company, he will have access to and learn about much or all of the Company’s customer information. The Executive understands and acknowledges that loss of customer relationships and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the Restriction Period, that he will not, directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(e)               Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish, or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, any Affiliate thereof, or any of their respective businesses, or any of the Company’s employees, officers, and existing and prospective customers, suppliers, and other associated third parties. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

(f)                Non-Waiver. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to Holdings.

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(g)               Remedies. In the event of a breach or threatened breach by the Executive of Section 6 or 7, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

8.                  Proprietary Rights.

(a)               Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to United States and foreign (i) patents, patent disclosures, and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto, and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)               Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

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(c)               Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to cooperate reasonably with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product, as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world and (ii) maintain, protect, and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

9.                  Definitions. When used herein, the following terms shall have the following meanings:

(a)               “Affiliate” means any Person controlling, under common control with, or controlled by the Parent.

(b)               “Cause” means:

(i)                 the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)              the Executive’s willful failure to comply with any valid and legal directive of the Board or the President/Chief Executive Officer of Holdings;

(iii)            the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iv)             the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)               the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its Affiliates;

(vi)             the Executive’s willful unauthorized disclosure of Confidential Information;

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(vii)          the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii)        any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Term, if such failure causes material reputational or financial harm to the Company or its Affiliates.

(c)               “Confidential Information” means, without limitation, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating to the Company, its Affiliates, the respective businesses of the Company or its Affiliates, or any existing or prospective customer, supplier, investor, or other associated third party of the Company, and information of any other Person that has been entrusted to the Company in confidence. The Executive understands that the foregoing definition is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(d)               “Customer Information” means, without limitation, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services.

(e)               “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365)-day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity that is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(f)                “Good Reason” means the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

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(i)                 a reduction in the Executive’s Base Salary;

(ii)              a material reduction in the Executive’s Annual Bonus opportunity;

(iii)            a relocation of the Executive’s principal place of employment (as set forth in Section 1(c)) by more than 20 miles or Executive being obligated to work (other than on an infrequent basis) at any location that is greater than twenty (20) miles from Executive’s principal place of employment (as set forth in Section 1(c)) without Executive’s prior written consent;

(iv)             any material breach by the Company of any material provision of this Agreement;

(v)               the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi)             a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(g)               “Holdings” means Vintage Stock Affiliated Holdings LLC, a Nevada limited liability company and the sole shareholder of the Company.

(h)               “Parent” means Live Ventures Incorporated, a Nevada corporation and the sole member of Holdings.

(i)                 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

(j)                 “Restricted Activity” means any activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company. Restricted Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

(k)               “Restricted Area” means each area of each state and territory of the United States of America.

(l)                 “Restriction Period” means the period commencing on the Effective Date of this Agreement and ending on the date that is the second (2nd) anniversary of the Termination Date.

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(m)             “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(n)               “Termination Date” means:

(i)                 if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii)              if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii)            if the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(iv)             if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered to the Executive;

(v)               if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered to the Company; and

(vi)             if the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 2, the Renewal Date immediately following the date on which the applicable party delivers the notice of non-renewal.

10.              Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Missouri without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a federal court of the Western District of Missouri or a court of the State of Missouri located in Newton County, Missouri. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.              Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

12.              Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive, the Company, and Holdings. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

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13.              Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14.              Captions. Captions and headings of the sections and subsections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or subsection. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

15.              Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.              Section 409A.

(a)               General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b)               Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)               Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)                 the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)              any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)            any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17.              Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

18.              Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

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If to the Company:

Vintage Stock, Inc.

202 E. 32nd Street

Joplin, Missouri 64804

Attn: Steve Wilcox

with a copy (which shall not constitute notice) to:

Vintage Stock Affiliated Holdings LLC

325 East Warm Springs Road

Suite 102

Las Vegas, Nevada 89119

Attn: Jon Isaac

If to the Executive:

Rodney Spriggs

c/o Vintage Stock, Inc.

202 E. 32nd Street
Joplin, Missouri 64804

If to Holdings:

Vintage Stock Affiliated Holdings LLC

325 East Warm Springs Road

Suite 102

Las Vegas, Nevada 89119

Attn: Jon Isaac

19.              Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20.              Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21.              Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

VINTAGE STOCK, INC.

By: /s/ Steve Wilcox

       Steve Wilcox, Vice President

EXECUTIVE:

/s/ Rodney Spriggs

Rodney Spriggs

Acknowledged and agreed to by the Parent solely with respect to Section 3(c):

LIVE VENTURES INCORPORATED

By: /s/ Jon Isaac

Jon Isaac, President and Chief Executive Officer

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Schedule I

2017 Bonus Program

The performance criteria for the fiscal year commencing on October 1, 2016 and ending on September 30, 2017 (the “Performance Period”) shall be based upon the attainment of increases in “EBITDA” for the Performance Period, which shall be determined by the Board and shall be net income before interest, income taxes, depreciation, and amortization of the Company, adjusted to exclude special non-recurring items and impairments and (gain)/loss on sale of assets other than in the ordinary course of business or in connection with the Company’s acquisition of certain assets (including leasehold interests) of Hastings Entertainment, Inc. during the Performance Period, all of which shall be determined in accordance with generally accepted accounting principles, consistently applied, in the Company’s financial statements.

If the Company achieves an EBITDA greater than $14,500,000 for the Performance Period, the total bonus pool available for the Performance Period shall be an amount equal to the results attained by multiplying (i) the total of the Company’s EBITDA for the Performance Period less $14,500,000, by (ii) the Bonus Rate applicable to the Actual EBITDA Range.

The total bonus pool will be determined using the following schedule:

Actual EBITDA Range	Bonus Rate
$14,500,000 – 15,999,999.99	8%
$16,000,000 – 17,999,999.99	11%
$18,000,000 – 19,999,999.99	12%
$20,000,000 +	13%

The Executive shall have the power and authority to (i) select the management employees of the Company (including the Executive) who are eligible to receive a cash award under this bonus compensation program for the Performance Period and (ii) establish the amount of cash awards distributed to each participating employee of the Company (including the Executive), which shall, in total, not exceed the total bonus pool available for the Performance Period.

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Exhibit A

Form of Stock Option Agreement

(attached)

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